EXHIBIT 4.4

US FARMS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this “Agreement”) is between US Farms Inc., a Nevada corporation and its affiliates (the “Company”), and the individuals named on the signature page of this agreement attached hereto (individually, a “Purchaser” and together, the “Purchasers”).

RECITALS

WHEREAS, the Company has authorized the offering and sale of up to 2,000,000 shares of the Company’s $0.001 par value common stock (the “Shares”) and warrants (the “Warrants”) of the Company’s common stock, $0.001 par value per share (collectively, the “Units”) at the purchase price of twenty-five cents ($0.25) per Units, for an aggregate offering amount of $500,000, which amount may be increased at the option of the Company and Placement Agent, and which Units shall be purchased in minimum investment amounts of $10,000 (the “Offering”); and

WHEREAS, the Company has engaged US Farms, Inc. as the placement agent (the “Placement Agent”) to offer and sell the Units on behalf of the Company; and

WHEREAS, the Offering shall commence on November 28, 2006 (“Effective Date”) and end on Mar 15, 2007, unless extended or terminated by mutual consent of the Company and the Placement Agent; and

WHEREAS, the Company has the right to terminate the Offering early with a 15-day prior written notice to Placement Agent (“Early Termination Date”).  In the event a Closing has already occurred, this early termination will not relieve the Company of any other of its obligations contained in the Offering with respect to such closing; and

WHEREAS, the Units will be offered and sold only to “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act pursuant to this Agreement and that certain subscription agreement executed by the Purchasers in connection with the Offering (the “Subscription Agreement”); and

WHEREAS, each Unit shall be priced at $.25 (the “Offering Price”) once the investment amount by check or wire is received by the Company (the “Purchase Date”).

WHEREAS, Purchasers desire to purchase the Units on the terms and conditions set forth herein and in the Subscription Agreement; and

WHEREAS, the Company desires to sell the Units to Purchasers on the terms and conditions set forth herein.

AGREEMENT

In consideration of the recitals and the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE  I

AUTHORIZATION AND SALE OF THE UNITS

1.1 Authorization. The Company has, prior to the date of this Agreement, (i) authorized the issuance and sale of the Shares to the Purchasers and (ii) authorized issuance of and reserved for issuance shares upon warrant exercise.

1.2 Sale of the Units to the Purchasers. Subject in all respects to the satisfaction of the terms and conditions herein set forth, and in reliance upon the respective representations and warranties of the parties set forth herein, in the SPA and in any document delivered pursuant hereto or thereto, the Company agrees to sell to each Purchaser (and such Purchaser agrees by executing and delivering the Execution Documents and investment amount to purchase from the Company) the number of Units set forth in such Purchasers’ Subscription Agreement at the Offering Price.

1.3 Offering Price and Share Calculation. Each Unit shall be priced at the Offering Price.

1.4 Delivery of the Units to the Purchasers. Upon the execution and delivery by the Purchasers of the Execution Documents and the investment amount, the Company will calculate the number of Units purchased by the Purchaser and deposit the funds in a segregated bank account designated by the Company.  The Units will be issued to the Purchaser when the subscription has been accepted by the Company and the Company receives notice that the funds have been cleared by the bank holding the funds.  This delivery in no way shall exceed 10 days from the Final Closing or Early Termination date whichever is first.

1.5  Early Termination.  Not with standing anything contained herein to the contrary, the Company has the right to terminate the Offering at any time upon 15 days’ written notice to Placement Agent (“Early Termination Date”).  In the event a Closing has already occurred, this early termination will not relieve the Company of its obligations to register the Shares and shares of Common Stock underlying the Warrant (the “Warrant Shares”) sold at such Closing.

1.6 Terms of Warrant.  (a) Each Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $.50. The Warrants will be exercisable at any time for three years after the Effective Date, unless earlier redeemed. The Warrants will be issued in unregistered form.

(b) The Warrant Shares, when issued upon exercise of a Warrant, will be fully paid and non-assessable, and the Warrant Shares will be registered in the Registration Statement mentioned elsewhere in this agreement. Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

ARTICLE II

REGISTRATION RIGHTS

2.1 Registration of Shares by Company. The Company will file a registration statement covering the Shares and Warrant Shares (the “Registration Statement”).  The Company will file the Registration Statement within 60 days of the final date of Closing of the Offering (“Closing Date”), or, in the event a Closing has already occurred, the Early Termination Date, whichever comes first, and use its best efforts to have the Registration Statement declared effective 120 days of the Closing Date. If the Registration Statement is not filed on a timely basis as indicated above or is not declared effective by the SEC for any reason on a timely basis as indicated above, the Company will be required to pay Investors an amount equal to 1% of the principal amount of the amount subscribed for by Investors and received by the Company for every 30 day period (or portion thereof) after the relevant date, in each case until the Registration Statement is filed or declared effective, as the case may be (“Registration Penalty”).

2.2 Late Filing Penalty Clause. As with the Registration Penalty, the Company shall also be required to pay investors an amount equal to 1% of the principal amount of the Amount subscribed for by Investors and received by the Company if the Company becomes deficient in their Securities Exchange Act of 1934 filings (taking into account permitted extensions) up until the point that the above mentioned Registration Statement becomes effective (“Late Filing Penalty”). This Late Filing Penalty shall be in addition to any other penalties mentioned.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants (such representations and warranties do not lessen or obviate the representations and warranties of the Purchasers set forth in this Agreement or the Subscription Agreement) that:

3.1 Organization and Existence, Authority, Etc. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted; the Company has all requisite corporate power and authority to enter into this Agreement, to issue the Units as contemplated herein and to carry out the provisions and conditions of this Agreement. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligations of, the Company, enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity). The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties would so require, except where the failure to be so qualified would not have a material adverse effect on its business and financial condition, taken as a whole.  The Company will preserve, protect, and maintain, (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges, and properties, the failure of which to preserve, protect, and maintain might have a material adverse effect on the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Company taken as a whole.

3.2 Litigation. Except as disclosed in the Company Commission Filings (as hereinafter defined) and the Private Placement Memorandum, to the knowledge of the Company, there is no action, suit or proceeding pending, or threatened, against the Company before any court, administrative agency or arbitrator which could reasonably be expected to result in any material adverse change in the business, properties, condition (financial or otherwise) of the Company, taken as a whole, or which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement.

3.3 Charter Documents. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will conflict with, or result in a breach of or creation of a lien under, the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of the Company, as amended, copies of which are available to the Purchasers in the Company Commission Filings.

3.4 Authorized and Outstanding Capital Stock. The authorized capital stock of the

Company, as of September 30, 2006, consists of (i) 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001. As of September 30, 2006, there are approximately 15,442,656 shares of Common Stock and 88,500 shares of Preferred Stock outstanding. All of such outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. The Company has authorized the issuance of the number of Shares and Warrant Shares deliverable to the Purchasers under this Offering at the Offering Amount up to $500,000. The Shares when issued as part of the Units in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         3.5 Commission Filings and Financial Statements. True and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by the Company with the Securities and Exchange Commission (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "Company Commission Filings") are available to the Purchasers at the Commission’s website www.sec.gov. The Company Commission Filings constitute all of the documents (other than preliminary materials) that the Company was required to file with the Commission. As of their respective dates, each of the Company Commission Filings complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations under each such act, and none of the Company Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission the financial statements included in the Company Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present in accordance with generally accepted accounting principles in all material respects the financial position of the Company as at the dates thereof and the results of its operations and its cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments and the absence of footnotes.

             3.6 Intellectual Property. The Company shall maintain in full force and affect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

3.7 Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company as of the date hereof, have been paid, are being contested in good faith or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

3.8 Title to Properties. The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.9 Compliance with Other Instruments, Etc. The Company is not in violation of any term of its certificate or articles of incorporation or by-laws, and the Company is not in material violation of any material term of any material agreement or instrument to which it is a party or by which it is bound or any material term of any applicable law, ordinance, rule or regulation of any governmental authority or any material term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation might have a materially adverse effect on the business, condition (financial or other), operations, assets or properties of the Company; the execution, delivery and performance of this Agreement and the Related Agreements will not result in any material violation of or be in material conflict with or constitute a material default under any such term; and there is no such term which materially adversely affects the business, condition (financial or other), operations, assets, or properties of the Company, taken as a whole.

3.10 Governmental Consent. No material consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required for the valid execution and delivery of this Agreement and the Related Agreements or the valid offer, issue, sale and delivery of the Units pursuant to this Agreement or the Related Agreements, except where the failure to obtain such consent or make such filing would not have a material adverse effect on the business, operations or assets of the Company, and except for appropriate filings (i) with the Commission and (ii) with such state securities commissions in respect of "blue sky" laws as may be appropriate.

3.11 Use of Proceeds. The Company estimates they will use Offering proceeds of $500,000 as follows:

• $79,000 for Inventory Requirements

• $239,000 for Immediate CAPX Requirements

• $75,000 for Asparagus (Growing / Harvesting)

• $75,000 for Placement Agent Fees (Assuming full subscription)

• $32,000 for General Working Capital.

3.12 Disclosure. To the best of the Company's knowledge, there is no fact (other than matters of a general economic or political nature which does not affect the Company uniquely) known to the Company which materially adversely affects the business, condition (financial or other), operations, assets or properties of the Company which has not been set forth either in the Company Commission Filings or in this Agreement or in the other documents, certificates and instruments delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly represents and warrants to the Company with respect to itself or himself as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable governing documents and provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be taken prior to the Closing Date. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations. Purchaser understands that the Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement.

4.3 Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment for an indefinite period of time.

4.4 Acquisition for Own Account. Purchaser is acquiring the Units for Purchaser's own account for investment only, and not with a view towards their distribution or resale.

4.5 Purchaser Can Protect Its Interest. Purchaser represents that by reason of his/her/its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication or any advertisement in connection with the transactions contemplated in the Agreement.  In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representation or other information (oral or written) other than as stated in this Agreement.

4.6 Self-Reliance. The Purchaser is not relying on the Company or any of its employees or agents or Placement Agent with respect to the legal, tax, economic and related considerations as to an investment in the Securities, and the Purchaser has relied on the advice of, or has consulted with, only his own advisors

4.7 Accredited Investor. Each Purchaser acknowledges that a purchase of the Units is only available to a Purchaser who is an "accredited investor." In connection therewith, each Purchaser represents and warrants to the Company and the Placement Agent that he/she or it, as the case may be, qualifies as an "accredited investor" within the meaning of Regulation D, since he/she or it meets one of the following standards for determination of "accredited investor" status of Regulation D set forth below:

(a) Any broker or dealer registered pursuant to Section 15 of the Exchange Act;

(b) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(c) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(d) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

(e) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

(f) Any entity in which all of the equity owners are "accredited investors".

4.8 Available Information. Each Purchaser hereby represents that he/she/it (i) has access to and has carefully reviewed the Company Commission Filings, and (ii) has had the opportunity to ask questions and receive answers from the Company concerning the Company Commission Filings and the terms and conditions of the offering of the Units and to obtain any documents relating to the Company which are publicly available and any additional information or documents relating to the Company which the Company possesses or can acquire without unreasonable effort or expense.

4.9  Regulatory Compliance. Purchaser agrees that Purchaser will comply with all relevant rules and regulations of the Exchange Act, including the provisions of Regulation M promulgated thereunder.

4.10 Legends. Purchaser understands the certificates representing the components of the Units shall bear the following legend (or one substantially similar) until the Shares and Warrant Shares are covered by an effective registration statement filed with the Commission:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "ACT") OR, IF APPLICABLE, STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE COMPANY'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT. ALTHOUGH THE COMPANY HAS AN OBLIGATION TO REGISTER FOR RESALE THE SHARES AND THE WARRANT SHARES, THERE CAN BE NO ASSURANCE THAT SUCH REGISTRATION WILL BE COMPLETED WITHIN THE TIME FRAMES REQUIRED, OR AT ALL.  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.”

 4.11 Confidentiality. The Purchaser agrees that he/she/it will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

             4.12 Non-Manipulative Practices. Under no circumstances is Placement Agent or Purchasers to engage in any type of short selling in an attempt to hedge their positions or manipulate the stock.

4.13 Financial Position / Requisite Knowledge.

(a) That the undersigned is in a financial position to hold the Securities for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the undersigned's investment in the Securities. Additionally, the undersigned's proposed investment in the Securities does not exceed 20% of the undersigned's net worth exclusive of home, home furnishings and automobiles;

(b) That the undersigned, either alone or with the assistance of the undersigned's own professional advisor, has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of an investment in the Securities, has the capacity to protect the undersigned's own interests in connection with an investment in the Notes and has the net worth to undertake such risks;

(c) That the undersigned has obtained, to the extent the undersigned deems necessary, the undersigned's own personal professional advice with respect to the risks inherent in the investment in the Securities, and the suitability of an investment in the Securities in light of the undersigned's financial condition and investment needs

(d) That the undersigned believes that an investment in the Securities is suitable for the undersigned based upon their investment objectives and financial needs, and the undersigned has adequate means for providing for the their current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Securities;

(e) That the undersigned recognizes that the Securities as an investment involves a high degree of risk, including, but not limited to, the risk of loss of 100% of the undersigned's investment in the Securities;

4.14 Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment until the Securities are registered pursuant to the Securities Act, or an exemption from registration is available. That the undersigned realizes that (i) the purchase of the Securities is a long-term investment; (ii) the purchaser of the Securities must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Act, or under the securities laws of any state and, therefore, the Securities cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; (iii) there is presently no public market for the Securities and the undersigned may be unable to liquidate the undersigned's investment in the event of an emergency, or pledge the Securities as collateral for a loan; and (iv) the transferability of the Securities is restricted and requires conformity with the restrictions contained in Section 3.3 and legends will be placed on the certificate(s) representing the Securities referring to the applicable restrictions on transferability; and

4.15 OFAC Statement. The Purchaser should check the Office of Foreign Assets Control (“OFAC”) website at <http://www.treas.gov/ofac> before making the following representations. The Purchaser represents that the amounts invested by it in the Company in the Offering were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.  The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>.  In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals1 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

4.16 Use of Information. Any information which the undersigned has heretofore furnished or furnishes herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under Federal and state securities laws in connection with the offering of Securities as described herein. The Purchaser further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company's issuance of the Securities

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Insurance. The Company will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its assets and business against loss or damage covering risks of such types and in such amounts which are customary for similarly situated corporations of established reputation engaged in the same or similar businesses, in adequate amounts.

5.2 Payment of Taxes and Other Obligations. The Company will pay or cause to be paid all material taxes, assessments and other governmental charges levied upon any of its assets or in respect of its franchises, businesses, income or profits, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any asset of the Company before the same become delinquent, except that (unless and until foreclosure, restraint, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice consistent with GAAP shall have been made therefor, and (b) such contest does not have a material adverse effect on the financial condition of the Company or the ability of the Company to pay any Indebtedness and no assets are in imminent danger of forfeiture.

5.3 Compliance With Laws. The Company will comply, and will cause each of its

Subsidiaries to comply, with all material laws (including, but not limited to, Environmental Laws), rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to its and their respective assets.

5.4 Corporate Existence; Property. The Company will preserve, protect and maintain (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges, and properties, the failure of which to preserve, protect, and maintain might have a material adverse effect on the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Company taken as a whole.

__________________________

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

5.5 Maintenance. The Company will maintain and keep its properties in good repair, working order and condition, subject to normal wear and tear, and from time to time make all necessary repairs, renewals and replacements so that its businesses may be properly and advantageously conducted at all times.

5.6 Other Obligations. The Company will comply with all obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply could be expected to have a material adverse effect upon the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Company, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto.

5.7 No Restrictions. The Company will not enter into or become subject to any agreement or instrument, which by its terms would (under any circumstances) restrict the

Company’s right to perform the provisions of this Agreement or the Related Agreements.

5.8 Public Disclosures. The Company will not disclose the Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the Purchaser and Placement Agent, unless such disclosure is required by applicable law or governmental or Commission regulations or by order of a court of competent jurisdiction.

5.9 No Violation. None of the execution and delivery of this Agreement and any Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, the fulfillment by the Company of the terms hereof or thereof, will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Company, (b) result in a default or breach, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any material stock, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Company is a party or by which it or any of its respective assets may be bound or (c) to the knowledge of the Company, violate any material law (including, but not limited to, any Environmental Law), judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Company or any of its assets.

5.10 Use of Proceeds. The Company will use the proceeds from the sale of the Units as specified herein.

5.11 Fees and Expenses.

(a) The Company will bear all of its own expenses in connection with the preparation, execution and negotiation of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby.

(b) The Company is offering the Units through the Placement Agent, a member of the National Association of Securities Dealers, Inc. (NASD). The Placement Agent will receive a cash commission of 10%, plus a non-accountable expense allowance of 3%, plus 2% due diligence expense allowance of the gross proceeds received in the Offering. In addition, the Placement Agent will receive Common Stock equal to 10% of the number of Shares sold by it in this Offering for consulting services rendered to the Company.

(c) Placement Agent shall also be the warrant agent on transactions involving an exercise of the Warrants and will receive cash commission in the amount of 10% of the amount of said exercise.

(d) It is the Company’s obligation to file appropriate federal and state forms regarding this Offering.

5.12 Non-Manipulative Practices. Company shall under no circumstances engage in any activities that could be construed as price manipulation.

ARTICLE VI

DEFINITIONS

6.1 Definitions. In addition to the capitalized terms defined elsewhere in this

Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

(a) “Common Stock” means the shares of common stock, $.001 par value per share, of the Company.

(b) “Environmental Laws” means all federal, state and local laws, ordinances and rules of common law relating to environmental, safety, or health matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Company or its assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ¤¤ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ¤¤ 1801 et seq the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ¤¤6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ¤¤ 1251 et seq.), the Clean air  Act (42 U.S.C. ¤¤ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. ¤¤ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ¤¤ 300f- ¤¤ 300j-11 et seq, the Occupational Safety and Health Act of 1970 (29 U.S.C. ¤¤ 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ¤¤ 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous present or future federal, state, or local statutes, rules, and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court, or body of the federal government or any state or political subdivision thereof.

(c) “Execution Documents” means this Agreement and the Subscription Agreement.

(d) “GAAP” means United States generally accepted accounting principles, consistently applied.

 (e) “Indebtedness” of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for borrowed money, (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property, and (e) renewals, extensions and refunding of any such indebtedness.

(f) “Lien” means any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance of every kind.

(g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(h) “Placement Agent” means US Farms, Inc., an NASD registered broker/dealer.

(i) “Related Agreement” means the Subscription Agreement.

(j) “Securities Act” means the Securities Act of 1933, as amended.

6.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a) “herein,” ”hereby,” “hereunder,” ”hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against either party as the principal draftsperson hereof or thereof;

(f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions;

(g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and

(h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Consent to Amendments; Waivers. The provisions of this Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a majority in interest of the Purchasers in the Offering, such consent not to be unreasonably withheld, delayed or conditioned.  No other course of dealing between the Company and any Purchaser or any delay in exercising any rights hereunder or under any of the Related Agreements shall operate as a waiver of any rights of any such Purchaser. If the Company pays any consideration to any Person for such consent to any amendment, modification or waiver hereunder or under any of the Related Agreements, the Company shall also pay each Purchaser granting its consent equivalent consideration computed on a pro rata basis. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement or any Related Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

7.2 Representations and Warranties: Indemnification.

(a) All representations and warranties contained herein or in any Related Agreement or made in writing by any party in connection herewith or therewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of the Purchasers.

(b) The Company will defend, indemnify and hold the Purchasers harmless from and against any and all actions, suits, losses, damages, liabilities, claims, obligations and expenses (including, but not limited to, legal fees and court costs) (“Losses”), whether or not resulting from judgments or arbitration awards, that shall be suffered or incurred by such Purchasers resulting from or arising out of any breach of any of the representations, warranties or covenants of the Company contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Company hereunder or thereunder.

(c) Each Purchaser will, jointly and severally, defend, indemnify and hold the Company harmless from and against any and all losses, whether or not resulting from judgment or arbitration awards, that shall be suffered or incurred by the Company resulting from or arising out of any breach of any of the representations, warranties or covenants of the Purchasers contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Purchasers hereunder or thereunder.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, however, that neither party shall assign (by operation of law or otherwise) this Agreement or any part hereof or any obligation hereunder without the prior written consent of the Company or the Purchaser. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers are also for the benefit of, and enforceable by, any subsequent holders of all or any part of the Units. The Units may not be transferred unless such transfer is registered under the Securities Act or unless an exemption from such registration is available, which exemption shall be established either by an opinion of counsel delivered by the holder of the Units being transferred or by other customary means.

7.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

7.5 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, by certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

If to the Company, to:

US Farms Inc.

1635 Rosecrans Street. Suite D

San Diego, Ca 92106

Attn: Yan Skwara – President / Chairman

 If to the Purchasers, to the addresses specified on the signature page attached hereto.

7.6 Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of California (without regard to principles of conflicts of law).

7.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

7.8 Consent to Jurisdiction. The Company and the Purchasers hereby irrevocably agree that any suit, action, proceeding or claim against it arising out of or in any way relating to this agreement or any of the related agreements, or any judgment entered by any court in respect thereof, may be brought or enforced in the state or federal courts located in Orange County, CA and hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any proceeding brought in Orange County, CA and further irrevocably waives any claims that any such proceeding has been brought in an inconvenient forum.

SECURITIES PURCHASE AGREEMENT - SIGNATURE PAGE

The parties hereto have executed this Securities Purchase Agreement as of the date set forth below.

COMPANY:

US FARMS INC.

By:_______________________________

Its:_______________________________

Date:_____________________________

PURCHASER/PURCHASERS:

Signature___________________________

Signature ___________________________

Print Name_________________________

Print Name __________________________

Soc. Sec. No________________________

Soc. Sec. No _________________________

Date: ______________________________

Date: ______________________________